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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15


         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 1-9149

                            The Interlake Corporation
             (Exact name of registrant as specified in its charter)

                              550 Warrenville Road
                           Lisle, Illinois 60532-4387
                                 (630) 852-8800
                   (Address, including zip code, and telephone
    number, including area code, of registrant's principal executive offices)

             Common Stock, $1.00 par value (including the associated
               common stock purchase rights) (Title of each class
                       of securities covered by this Form)

                                      None
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
            appropriate rule provision(s) relied upon to terminate or
                        suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)      [ ]         Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)       [X]


               Approximate number of holders of record as of the
                        certification or notice date:  1




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         Pursuant to the requirements of the Securities Exchange Act of 1934,
The Interlake Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 11, 1999                By: /s/ Stephen R. Smith
                                          ------------------------------------
                                          Name:  Stephen R. Smith
                                          Title:  Vice President, Secretary and
                                                    General Counsel